UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2014

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida		33487
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2014, White Eagle Asset Portfolio, LLC (“White Eagle”), a subsidiary of Imperial Holdings, Inc. (the “Company”), converted from a Delaware limited liability company to a Delaware limited partnership (the “Conversion”) and in connection therewith entered into an Amended and Restated Loan and Security Agreement (the “Amended and Restated Loan Agreement”) among White Eagle, as borrower, Imperial Finance and Trading, LLC, as the initial servicer, the initial portfolio manager and guarantor, Lamington Road Bermuda Ltd., as portfolio manager, LNV Corporation, as initial lender, the other financial institutions party thereto as lenders, and CLMG Corp., as administrative agent for the lenders. The Amended and Restated Loan Agreement amends the revolving credit facility entered into by White Eagle on April 29, 2013 providing for up to $300.0 million in borrowings (the “Revolving Credit Facility”) to pay premiums on the policies pledged as collateral under the facility, debt service and for the fees and expenses of certain service providers. The lenders will continue to provide financing to White Eagle under the Revolving Credit Facility and the material terms of the lending arrangement have not changed.

In connection with the entry into the Amended and Restated Loan Agreement, a different subsidiary of the Company will serve as the portfolio manager with respect to the policies serving as collateral under the Revolving Credit Facility and a new servicing agreement with respect to such policies has been entered into with a third party.

The forgoing summary does not purport to be complete and is qualified in its entirety by the Amended and Restated Loan Agreement, which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 20, 2014

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/Michael Altschuler
Michael Altschuler
General Counsel & Secretary